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                                                                    EXHIBIT 23.3

                         Consent of Independent Auditors

The Board of Directors
Pope & Talbot, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-4 of Pope & Talbot, Inc. of our report dated March 30, 2001, except as to note 14 which is as of June 15, 2001, with respect to the balance sheet of Mackenzie Pulp Operations (a Division of Norske Skog Canada Limited) as of December 31, 2000 and the related statements of operations, retained earnings/divisional equity and cash flows for the year then ended, which report appears in the Form 8-K/A, Amendment Number 1, of Pope & Talbot, Inc. Form 8-K dated June 15, 2001.

KPMG LLP

Vancouver, BC
August 21, 2002